DOCUMENT
TYPE SC 13G
SEQUENCE 1
FILENAME 0001.txt
DESCRIPTION INFORMATION STATEMENT ON SCHEDULE 13G
TEXT


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           	SPEEDFAM-IPEC,INC
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    847705100
                                 (CUSIP Number)



     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)






CUSIP No. 847705100            13G                          Page  1 of  4 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     A.R. Schmeidler & Co., Inc

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-2684582
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA - NEW YORK,N.Y.
________________________________________________________________________________
5.   SOLE VOTING POWER 	 409,789.
________________________________________________________________________________

6.   SHARED VOTING POWER

________________________________________________________________________________


7.  SOLE DISPOSITIVE POWER   1,661,824.
________________________________________________________________________________

8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,071,613

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
      N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.40%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA: Investment Advisor

________________________________________________________________________________



Page


Item 1.

     (a)      SPEEDFAM-IPEC,INC.
     (b)      305 North 54th Street
              Chandler, AZ 85226


Item 2.

     (a)      A.R. Schmeidler & Co., Inc.
     (b)      555 5th Avenue

     (c)      New York, N.Y.

     (d)      Common Stock

     (e)      847705100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (e) Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940

Item 4.       Ownership

     (a)      2,071,613
     (b)      6.40%
     (c)
		(i)    409,789
               (iii) 1,661,824


Item 5.       Owner of Five Percent or Less of a Class

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              N/A

Item 8.       Identification and Classification of Members of the Group

              N/A

Page

Item 9.       Notice of Dissolution of Group

              N/A

Item 10.      Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              February 14, 2002
Date


              /s/ Peter G. Kandel, Jr.
              Vice President & Treasurer
Signature

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